The information in this pricing supplement is not complete and may be changed.  We may not deliver these Trigger PLUS until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these Trigger PLUS and we are not soliciting an offer to buy these Trigger PLUS in any state where the offer or sale is not permitted.

Subject to Completion, Amendment No. 1 dated January 25, 2013 to Preliminary Pricing Supplement dated January 25, 2013

PROSPECTUS Dated November 21, 2011 PROSPECTUS SUPPLEMENT Dated November 21, 2011	Amendment No. 1 dated January 25, 2013 to Pricing Supplement No. 552 to Registration Statement No. 333-178081 Dated January 25, 2013 Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Dual Directional Trigger PLUS due August    , 2015
Based on the Performance of the Common Stock of Apple Inc.
Trigger Performance Leveraged Upside SecuritiesSM (“Trigger PLUS”)
Unlike ordinary debt securities, the Trigger PLUS do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity, you will receive for each $10 stated principal amount of Trigger PLUS that you hold an amount in cash based upon the performance of the common stock of Apple Inc., which we refer to as Apple Stock.  At maturity, if Apple Stock has appreciated in value, you will receive the stated principal amount of your investment plus leveraged upside performance of the Apple Stock, subject to the maximum payment at maturity.  If Apple Stock has depreciated in value but by no more than 20%, you will receive the stated principal amount of your investment plus a positive return equal to the absolute value of the percentage decline.  However, if Apple Stock has depreciated by more than 20%, you will be negatively exposed to the full amount of the percentage decline in Apple Stock and will lose 1% of the stated principal amount for every 1% of decline, without any buffer. You may lose your entire initial investment in the Trigger PLUS.  The Trigger PLUS are for investors who seek a common stock-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and absolute return features that in each case apply to a limited range of performance of Apple Stock.  The Trigger PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and issue price of each Trigger PLUS is $10.
•	We will not pay interest on the Trigger PLUS.
•	At maturity, you will receive for each $10 stated principal amount of Trigger PLUS that you hold:
º
If the final share price is greater than the initial share price: $10 + leveraged upside payment, subject to the maximum payment at maturity of $14.80 to $15.10 per Trigger PLUS (148% to 151% of the stated principal amount), to be determined on January    , 2013, the day we price the Trigger PLUS for initial sale to the public, which we refer to as the pricing date;

º	If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level:
$10 + ($10 × absolute share return); or
º	If the final share price is less than the trigger level: $10 × share performance factor.
This amount will be less than the stated principal amount of $10, and will represent a loss of at least 20%, and possibly all, of your investment.
•	The leveraged upside payment will equal $10 × leverage factor × share percent change. The leverage factor is 200%.
•	The share percent change will be equal to (i) the final share price minus the initial share price, divided by (ii) the initial share price.
•	The absolute share return will be equal to the absolute value of the share percent change. For example, a -5% share percent change will result in an absolute share return of 5%.
•	The share performance factor will be equal to (i) the final share price divided by (ii) the initial share price.
•	The initial share price will equal the closing price of one share of Apple Stock on the pricing date.
•
The final share price will equal the closing price of one share of Apple Stock times the adjustment factor, each as of August    , 2015, which we refer to as the valuation date.  The adjustment factor will be initially set at 1.0 and is subject to change upon certain corporate events affecting Apple Stock.

•	The trigger level will equal 80% of the initial share price.
•	Investing in the Trigger PLUS is not equivalent to investing in Apple Stock.
•	The Trigger PLUS will not be listed on any securities exchange.
•	The CUSIP number for the Trigger PLUS is 61761M417. The ISIN number for the Trigger PLUS is US61761M4179.

You should read the more detailed description of the Trigger PLUS in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Trigger PLUS.”

The Trigger PLUS are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-10.

The Trigger PLUS and Exchange Commission and state Trigger PLUS regulators have not approved or disapproved these Trigger PLUS, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

 PRICE $10 PER TRIGGER PLUS

	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Trigger PLUS	$10	$0.225	$9.775
Total	$	$	$

(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.225 for each Trigger PLUS they sell.  See “Description of Trigger PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Description of Trigger PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the Trigger PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the Trigger PLUS, see the section of this pricing supplement called “Description of Trigger PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the Trigger PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The Trigger PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Trigger PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The Trigger PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Trigger PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Trigger PLUS, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Trigger PLUS which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The Trigger PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Trigger PLUS may be circulated or distributed, nor may the Trigger PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i)  to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where Trigger PLUS are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Trigger PLUS pursuant to an offer made under Section 275 except:

(1)   to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)   where no consideration is or will be given for the transfer; or

(3)   where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Trigger PLUS we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The Trigger PLUS offered are medium-term debt securities of Morgan Stanley.  The return on the Trigger PLUS at maturity is based on the performance of the common stock of Apple Inc., which we refer to Apple Stock.

Each Trigger PLUS costs $10
We, Morgan Stanley, are offering Dual Directional Trigger PLUS due August    , 2015, Based on the Performance of the Common Stock of Apple Inc., which we refer to as the Trigger PLUS.  The stated principal amount and issue price of each Trigger PLUS is $10.

The original issue price of the Trigger PLUS includes the agent’s commissions paid with respect to the Trigger PLUS and the cost of hedging our obligations under the Trigger PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the Trigger PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Trigger PLUS.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Trigger PLUS—Use of Proceeds and Hedging.”

No guaranteed return of principal; no interest
Unlike ordinary debt securities, the Trigger PLUS do not pay interest and do not guarantee any return of principal at maturity.  If the final share price is less than the trigger level of 80% of the initial share price, we will pay to you an amount in cash per Trigger PLUS that is less than the $10 stated principal amount of each Trigger PLUS by an amount proportionate to the decrease in the share price of Apple Stock.  This amount will be less than $8 per stated principal amount and, as there is no minimum payment at maturity on the Trigger PLUS, you could lose your entire investment.

Your return on the Trigger PLUS is limited by the maximum payment at maturity
The return investors realize on the Trigger PLUS is limited by the maximum payment at maturity of $14.80 to $15.10 per Trigger PLUS (148% to 151% of the $10 stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.  Therefore, although the leverage factor provides 200% exposure to any increase in the closing price of Apple Stock as of the valuation date, any increase in the final share price over the initial share price by more than 24.0% to 25.5% of the initial share price will not further increase the return on the Trigger PLUS.  See “Hypothetical Payouts on the Trigger PLUS at Maturity” on PS-8.

Payment at maturity
At maturity, you will receive for each $10 stated principal amount of Trigger PLUS that you hold an amount in cash based upon the final share price, determined as follows:

•  If the final share price is greater than the initial share price, you will receive for each $10 stated principal amount of Trigger PLUS that you hold a payment at maturity equal to:

$10 + leveraged upside payment,

subject to the maximum payment at maturity of $14.80 to $15.10 per Trigger PLUS (148% to 151% of the $10 stated principal amount), to be determined on the pricing date.

where,

leverage upside payment = $10 × leverage factor × share percent change leverage factor = 200%

share percent change	=	final share price − initial share price
initial share price

final share price = the closing price of one share of Apple Stock times the adjustment factor, each as of the valuation date,

initial share price = the closing price of one share of Apple Stock on the pricing date

and

adjustment factor = 1.0, subject to change upon certain corporate events affecting Apple Stock.

•  If the final share price is less than or equal to the initial share price but greater than or equal to the trigger level, you will receive for each $10 stated principal amount of Trigger PLUS that you hold a payment at maturity equal to:

$10 + ($10 × absolute share return)
where,
trigger level = 80% of the initial share price
absolute share return = the absolute value of the share percent change For example, a -5% share percent change will result in an absolute share return of 5%.
• If the final share price is less than the trigger level, you will receive for each $10 stated principal amount of Trigger PLUS that you hold a payment at maturity equal to:
$10 × share performance factor
where,

share performance factor	=	final share price
initial share price

Because the share performance factor will be less than 0.8, this payment will be less than $8 per Trigger PLUS.

On PS-8, we have provided a graph titled “Hypothetical Payouts on the Trigger PLUS at Maturity,” which illustrates the performance of the Trigger PLUS at maturity over a range of hypothetical percentage changes in the closing price of

Apple Stock. The graph does not show every situation that may occur.

You can review the historical prices of Apple Stock for the period from January 1, 2010 through January 24, 2013 in the section of this pricing supplement called “Description of Trigger PLUS—Historical Information.”  You cannot predict the future performance of Apple Stock based on its historical performance.

The Trigger PLUS may come to be based on the closing prices of the common stocks of companies other than Apple Inc.
Following certain corporate events relating to Apple Stock, such as a stock-for-stock merger where Apple Inc., which we refer to as Apple, is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock of a successor corporation to Apple.  Following certain other corporate events relating to Apple Stock, such as a merger event where holders of Apple Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to Apple Stock, you will receive at maturity an amount based on the closing prices of the common stocks of three companies in the same industry group as Apple in lieu of, or in addition to, Apple Stock.  In the event of such a corporate event, the equity-linked nature of the Trigger PLUS would be significantly altered.  We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Description of Trigger PLUS—Antidilution Adjustments.”  You should read this section in order to understand these and other adjustments that may be made to the Trigger PLUS.

The adjustment factor may be changed
During the life of the Trigger PLUS, our affiliate, Morgan Stanley & Co. LLC or its successors, which we refer to as MS & Co., acting as calculation agent, may make changes to the adjustment factor, initially set at 1.0, to reflect the occurrence of certain corporate events relating to Apple Stock.  You should read about these adjustments in the sections of this pricing supplement called “Risk Factors—The antidilution adjustments the calculation agent is required to make do not cover every event that could affect Apple Stock,” “Description of Trigger PLUS—Adjustment Factor” and “—Antidilution Adjustments.”

You have no shareholder rights
Investing in the Trigger PLUS is not equivalent to investing in Apple Stock.  As an investor in the Trigger PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to Apple Stock.  In addition, you do not have the right to exchange your Trigger PLUS for Apple Stock at any time.

Postponement of maturity date
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

You may revoke your offer to purchase the Trigger PLUS prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the Trigger PLUS.  You may revoke your offer to purchase the Trigger PLUS at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their issuance.  In the event of any material changes to the terms of the Trigger PLUS, we will notify you.

MS & Co. will be the calculation agent
We have appointed our affiliate, MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes.  As calculation agent, MS & Co. will determine the initial share price, the trigger level, the final share price, the share percent change, the absolute share return, the share performance factor, the payment to you at maturity and whether a market disruption event has occurred.

MS & Co. will be the agent; conflicts of interest
The agent for the offering of the Trigger PLUS, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Trigger PLUS of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Trigger PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-29.

No affiliation with Apple	Apple is not an affiliate of ours and is not involved with this offering in any way. The obligations represented by the Trigger PLUS are obligations of Morgan Stanley and not of Apple.
Where you can find more information on the Trigger PLUS
The Trigger PLUS are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011 and prospectus dated November 21, 2011.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the Trigger PLUS, you should read the section of this pricing supplement called “Description of Trigger PLUS.”  You should also read about some of the risks involved in investing in Trigger PLUS in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked notes such as the these may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Trigger PLUS —United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the Trigger PLUS.

How to reach us	You may contact your local Morgan Stanley Wealth Management branch office or call us at (866) 477-4776.

HYPOTHETICAL PAYOUTS ON THE TRIGGER PLUS AT MATURITY

For each Trigger PLUS, the following graph illustrates the payout on the Trigger PLUS at maturity for a range of hypothetical final share prices.

The graph is based on the following terms:

•	Issue Price per Trigger PLUS: $10

•	Leverage Factor: 200%

•	Trigger Level: 80% of the initial share price

•	Hypothetical Maximum Payment at Maturity: $14.95 per Trigger PLUS (149.5% of the stated principal amount)

HOW THE TRIGGER PLUS WORK

Upside Scenario if Apple Stock Appreciates.  If the final share price is greater than the initial share price, the investor would receive the $10 stated principal amount plus 200% of the appreciation of Apple Stock over the term of the Trigger PLUS, subject to the maximum payment at maturity.  Under the hypothetical terms of the Trigger PLUS, an investor will realize the maximum payment at maturity of $14.95 per Trigger PLUS (149.5% of the stated principal amount) at a final share price of 124.75% of the initial share price.

o	If Apple Stock appreciates 10%, the investor would receive a 20% return, or $12.00 per Trigger PLUS.

o	If Apple Stock appreciates 60%, the investor would only receive a 49.5% return, or $14.95 per Trigger PLUS, due to the hypothetical maximum payment at maturity.

Absolute Return Scenario. If the final share price is less than or equal to the initial share price and is greater than or equal to the trigger level of 80% of the initial share price, the investor would receive a 1% positive return on the Trigger PLUS for each 1% negative return on Apple Stock.

o	If Apple Stock depreciates 10%, the investor would receive a 10% return, or $11.00 per Trigger PLUS.

Downside Scenario.  If the final share price is less than the trigger level of 80% of the initial share price, the investor would receive an amount less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in Apple Stock.  This amount will be less than $8 per Trigger PLUS.  There is no minimum payment at maturity on the Trigger PLUS.

o	If Apple Stock depreciates 30%, the investor would lose 30% of the investor’s principal and receive only $7 per Trigger PLUS at maturity, or 70% of the stated principal amount.

RISK FACTORS

The Trigger PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the Trigger PLUS do not pay interest or guarantee any return of principal at maturity.  The return that investors realize on the Trigger PLUS is limited by the maximum payment at maturity.  Investing in the Trigger PLUS is not equivalent to investing in Apple Stock.  This section describes the most significant risks relating to the Trigger PLUS.  For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.  You should carefully consider whether the Trigger PLUS are suited to your particular circumstances before you decide to purchase them.

The Trigger PLUS do not pay interest or guarantee the return of any of your principal
The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest and do not guarantee the return of any principal at maturity.  Instead, at maturity, you will receive for each $10 stated principal amount of Trigger PLUS that you hold an amount in cash based upon the final share price.  If the final share price is less than the trigger level of 80% of the initial share price, the absolute return feature will no longer be available and the payout at maturity will be an amount in cash that is at least 20% less than the $10 stated principal amount of each Trigger PLUS and this decrease will be by an amount proportionate to the full amount of the decline in the closing price of Apple Stock, without any buffer.  There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Trigger PLUS. See “Hypothetical Payouts on the Trigger PLUS at Maturity” on PS–8.

The appreciation potential of the Trigger PLUS is limited
The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $14.80 to $15.10 per Trigger PLUS, or 148% to 151% of the $10 stated principal amount.  The actual maximum payment at maturity will be determined on the pricing date.  Although the leverage factor provides 200% exposure to any increase in the closing price of Apple Stock as of the valuation date, because the payment at maturity will be limited to 148% to 151% of the $10 stated principal amount, any increase in the final share price over the initial share price by more than 24.0% to 25.5% of the initial share price will not further increase the return on the PLUS.  See “Hypothetical Payouts on the Trigger PLUS at Maturity” on PS–8.

The market price of the Trigger PLUS may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market.  We expect that generally the trading price of Apple Stock on any day will affect the value of the Trigger PLUS more than any other single factor.  Other factors that may influence the value of the Trigger PLUS include:

• the volatility (frequency and magnitude of changes in price) of Apple Stock;
• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect Apple Stock or stock markets generally and which may affect Apple and the price of Apple Stock;
• interest and yield rates in the market;
• the dividend rate on Apple Stock, if any;
• the time remaining until the Trigger PLUS mature;
• the occurrence of certain events affecting Apple Stock that may or may not require an adjustment to the adjustment factor; and

• any actual or anticipated changes in our credit ratings or credit spreads.

The price of Apple Stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

The Trigger PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS

You are dependent on Morgan Stanley’s ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Trigger PLUS.

The amount payable on the Trigger PLUS is not linked to the price of Apple Stock at any time other than the valuation date
The final share price will be based on the closing price of Apple Stock on the valuation date.  Even if the price of Apple Stock appreciates prior to the valuation date but then drops on the valuation date to below 80% of the initial index value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of Apple Stock prior to such drop.  Although the actual price of Apple Stock on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final share price, the payment at maturity will be based solely on the closing price of Apple Stock on the valuation date.

Morgan Stanley is not affiliated with Apple
Apple is not an affiliate of ours and is not involved with this offering in any way.  Consequently, we have no ability to control the actions of Apple, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity.  Apple has no obligation to consider your interests as an investor in the Trigger PLUS in taking any corporate actions that might affect the value of your Trigger PLUS.  None of the money you pay for the Trigger PLUS will go to Apple.

Morgan Stanley may engage in business with or involving Apple without regard to your interests
We or our affiliates may presently or from time to time engage in business with Apple without regard to your interests, including extending loans to, or making equity investments in, Apple or its affiliates or subsidiaries or providing advisory services to Apple, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about Apple.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Apple Stock.  These research reports may or may not recommend that investors buy or hold Apple Stock.

Investing in the Trigger PLUS is not equivalent to investing in Apple Stock
Investing in the Trigger PLUS is not equivalent to investing in Apple Stock.  As an investor in the Trigger PLUS, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to Apple Stock.

The Trigger PLUS may come to be based on the closing prices of the common stocks of companies other than Apple
Following certain corporate events relating to Apple Stock, such as a merger event where holders of Apple Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to Apple Stock, you will receive at maturity an amount based on the closing prices of the common stocks of three companies in the same industry group as Apple in lieu of, or in addition to, Apple Stock.  Following certain other corporate events, such as a stock-for-stock merger where Apple is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock of a successor corporation to Apple.  We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Description of Trigger PLUS—Antidilution Adjustments.”  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the Trigger PLUS.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Trigger PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Trigger PLUS and the cost of hedging our obligations under the Trigger PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Trigger PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect Apple Stock
MS & Co., as calculation agent, will adjust the adjustment factor for certain corporate events affecting Apple Stock, such as stock splits and stock dividends, and for certain other corporate actions involving Apple Stock.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect Apple Stock.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the Trigger PLUS may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the Trigger PLUS.

The Trigger PLUS will not be listed and secondary trading may be limited
The Trigger PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Trigger PLUS.  MS & Co. may, but is not obligated to, make a market in the Trigger PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS.  Accordingly, you should be willing to hold your Trigger PLUS to maturity.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS
As calculation agent, MS & Co. will determine the initial share price and the final share price, including whether the share price has decreased to or below the trigger level, and calculate the amount of cash you will receive at maturity, if any, and whether a market disruption event has occurred or any antidilution adjustment is required.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final share price (and of any antidilution adjustments), may adversely affect the payout to you at maturity.  See the section of this pricing supplement called “Description of Trigger PLUS—Market Disruption

Event.”
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Trigger PLUS
One or more of our subsidiaries expect to carry out hedging activities related to the Trigger PLUS (and possibly to other instruments linked to Apple Stock), including trading in Apple Stock and in options contracts on Apple Stock, as well as in other instruments related to Apple Stock.  Some of our subsidiaries also trade Apple Stock and other financial instruments related to Apple Stock on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to pricing date could potentially increase the initial share price and, therefore, could increase the price at which Apple Stock must close on the valuation date so that investors do not suffer a loss on their initial investment in the Trigger PLUS.  Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the closing price of Apple Stock on the valuation date and, accordingly, the amount of cash investors will receive at maturity.

The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain
Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS supersede the discussions contained in the accompanying prospectus supplement.  Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Trigger PLUS, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in this pricing supplement.  Because the Trigger PLUS provide for the return of principal except where the final share price has declined below the trigger level, the risk that a Trigger PLUS would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not contain similar provisions.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS.

The U.S. Treasury Department released proposed regulations under Section 871(m) of the Internal Revenue Code of 1986, as amended, which requires withholding (up to 30%, depending on whether a treaty applies) on payments or deemed payments made to non-U.S. persons on certain financial instruments to the extent that such payments are contingent upon or determined by reference to U.S.-source dividends.  While significant aspects of the application of these regulations to the Trigger PLUS are uncertain, if the proposed regulations (as modified by an IRS notice) were finalized in their current form, non-U.S. investors should be aware that payments or deemed payments made after December 31, 2013 on the Trigger PLUS, to the extent that they are treated, under the applicable Treasury regulations, as being contingent upon or adjusted to reflect any dividend paid with respect to the underlying stock, are likely to be subject to withholding.  If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by the notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Trigger PLUS” refers to each Stated Principal Amount of the Dual Directional Trigger PLUS due August    , 2015, Based on the Performance of the Common Stock of Apple Inc. (“Apple Stock”).  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	January , 2013

Original Issue Date (Settlement Date)	February , 2013 (3 Business Days after the Pricing Date)

Maturity Date
August    , 2015, provided that, if due to a Market Disruption Event or otherwise, the Valuation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Valuation Date as postponed.  See “—Valuation Date” below.

Issue Price	$10 per Trigger PLUS

Stated Principal Amount	$10 per Trigger PLUS

Denominations	$10 and integral multiples thereof

CUSIP Number	61761M417

ISIN Number	US61761M4179

Interest Rate	None

Specified Currency	U.S. dollars

Payment at Maturity	At maturity, we will pay with respect to each $10 Stated Principal Amount of Trigger PLUS an amount in cash equal to:

• if the Final Share Price is greater than the Initial Share Price, $10 + Leveraged Upside Payment, subject to the Maximum Payment at Maturity;
• if the Final Share Price is less than or equal to the Initial Share Price but greater than or equal to the Trigger Level,
• $10 + ($10 × Absolute Share Return); or
• if the Final Share Price is less than the Trigger Level:
• $10 × Share Performance Factor.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to each $10 Stated Principal Amount of the Trigger PLUS, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Trigger PLUS to the Trustee for delivery to DTC, as holder of the Trigger PLUS, on the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or

Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Leveraged Upside Payment	$10 × Leverage Factor × Share Percent Change

Leverage Factor	200%

Maximum Payment at Maturity	$14.80 to $15.10 per Trigger PLUS (148% to 151% of the Stated Principal Amount). The actual Maximum Payment at Maturity will be determined on the Pricing Date.

Trigger Level	$ , which is 80% of the Initial Share Price

Share Percent Change	A fraction, the numerator of which is the Final Share Price minus the Initial Share Price and the denominator of which is the Initial Share Price, as expressed by the following formula:

Share Percent Change	=	Final Share Price – Initial Share Price
Initial Share Price

Absolute Share Return	The absolute value of the Share Percent Change.

Share Performance Factor	A fraction, the numerator of which is the Final Share Price and the denominator of which is the Initial Share Price, as expressed by the following formula:

Share Performance Factor	=	Final Share Price
Initial Share Price

Initial Share Price	$ , which is equal to the Closing Price for one share of Apple Stock on the Pricing Date.
Closing Price
Subject to the provisions set out under “—Antidilution Adjustments” below, the Closing Price for one share of Apple Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

•  if Apple Stock (or any such other security) is listed on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which Apple Stock (or any such other security) is listed,

• if Apple Stock (or any such other security) is a security of the NASDAQ, the official closing price published by the NASDAQ on such day, or
• if Apple Stock (or any such other security) is not listed on any national securities exchange but is included in the OTC

Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If Apple Stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of Apple Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event (as defined below) occurs with respect to Apple Stock (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for Apple Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for Apple Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third-party dealers, the Closing Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto. See “—Alternate Exchange Calculation in Case of an Event of Default” and “—Antidilution Adjustments” below.

Final Share Price	The Closing Price of one share of Apple Stock times the Adjustment Factor, each as determined by the Calculation Agent on the Valuation Date.
Adjustment Factor	1.0, subject to adjustment in the event of certain corporate events affecting Apple Stock. See “—Antidilution Adjustments” below.
Valuation Date	August , 2015, subject to adjustment for non-Trading Days and Market Disruption Events, as described in the following paragraph.

If a Market Disruption Event occurs on the scheduled Valuation Date, or if such Valuation Date is not a Trading Day, the Final Share Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred; provided that the Final Share Price will not be determined on a date later than the fifth scheduled Trading Day after the scheduled Valuation Date and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Final Share Price as the mean, as determined by the Calculation Agent, of the bid prices for Apple Stock for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price on such date shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith), taking into account any information that it deems relevant.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, the NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note
Book Entry.  The Trigger PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Trigger PLUS.  Your beneficial interest in the Trigger PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Trigger PLUS, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	MS & Co. and its successors

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Trigger PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Trigger PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Trigger PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Share Price, the Trigger Level, the Final Share Price, the Share Performance Factor, the Absolute Share Return, the Share Percent Change, the Payment at Maturity, whether to make any adjustments to the Adjustment Factor or whether a Market Disruption Event has occurred.  See “—Alternate Exchange Calculation in Case of an Event of Default,” “—Market Disruption Event” and “—Antidilution Adjustments.”  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to Apple Stock:

(i)  the occurrence or existence of a suspension, absence or material limitation of trading of Apple Stock on the primary market for Apple Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Apple Stock as a result of which the reported trading prices for Apple Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to Apple Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii)  a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Trigger PLUS.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on Apple Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Apple Stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Apple Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Antidilution Adjustments	The Adjustment Factor will be adjusted as follows:

1.  If Apple Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of Apple Stock.

2.  If Apple Stock is subject (i) to a stock dividend (issuance of additional shares of Apple Stock) that is given ratably to all holders of shares of Apple Stock or (ii) to a distribution of Apple Stock as a result of the triggering of any provision of the corporate charter of Apple Inc. (“Apple”), then once the dividend has become effective and Apple Stock is trading ex-dividend, the Adjustment Factor will be adjusted so that the new Adjustment Factor shall equal the prior Adjustment Factor plus the product of (i) the number of shares issued with respect to one share of Apple Stock and (ii) the prior Adjustment Factor.

3.  If Apple issues rights or warrants to all holders of Apple Stock to subscribe for or purchase Apple Stock at an exercise price per share less than the closing price of Apple Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Trigger PLUS, then the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and a fraction, the numerator of which shall be the number of shares of Apple Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Apple Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Apple Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Apple Stock which the aggregate offering price of the total number of shares of Apple Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the closing price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such closing price.

4.  There will be no adjustments to the Adjustment Factor to reflect cash dividends or other distributions paid with respect to Apple Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends.  A cash dividend or other distribution  with respect to Apple Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for Apple Stock by an amount equal to at least 10% of the closing price of Apple Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in Apple Stock on the primary U.S. organized securities exchange or trading system on which Apple Stock is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such closing price, the “Base Closing Price”). Subject to the following sentence, if an Extraordinary Dividend occurs with respect to Apple Stock, the Adjustment Factor with respect to Apple Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Adjustment Factor will equal the product of (i) the then current Adjustment Factor and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount.  If any Extraordinary Dividend Amount is at least 35% of the Base Closing Price, then, instead of adjusting the Adjustment Factor, the amount payable at maturity will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks in accordance with the procedures for a Reference Basket Event as described in clause (c)(ii) of paragraph 5 below.   The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for Apple Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Apple Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error.  A distribution on Apple Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below shall cause an adjustment to the Adjustment Factor pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

5.  Any of the following shall constitute a “Reorganization Event”:  (i) Apple Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by Apple, (ii) Apple has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) Apple completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) Apple is liquidated, (v) Apple issues to all of its shareholders equity securities of an issuer other than Apple (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spinoff stock”) or (vi) Apple Stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares.  If any Reorganization Event occurs, in each case as a result of which the holders of Apple Stock receive any equity security listed on a national securities exchange or traded on NASDAQ (a “Marketable Security”), other securities or other property, assets or cash (collectively “Exchange Property”), the amount payable at maturity with respect to the stated principal amount of each Trigger PLUS following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) and any required adjustment to the Adjustment Factor will be determined in accordance with the following:

(a)  if Apple Stock continues to be outstanding, Apple Stock (if applicable, as reclassified upon the issuance of any tracking stock) at the Adjustment Factor in effect on the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

(b)  for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for Apple Stock, the number of shares of the New Stock received with respect to one share of Apple Stock multiplied by the Adjustment Factor for Apple Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the “New Stock Exchange Ratio”), as adjusted to the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

(i)  if the combined value of the amount of Non-Stock Exchange Property received per share of Apple Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of Apple Stock is less than 25% of the Closing Price of Apple Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, a number of shares of Apple Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Closing Prices of Apple Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for Apple Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event; and the number of such shares of Apple Stock or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Adjustment Factor in subparagraph (a) above and/or the New Stock Adjustment Factor in subparagraph (b) above, as applicable, or

(ii)  if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Closing Price of Apple Stock on the Trading Day immediately prior to the effective date relating to such Reorganization Event or, if Apple Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, a “Reference Basket Event”), an initially equal-dollar weighted basket of three Reference Basket Stocks (as defined below) with an aggregate value on the effective date of such Reorganization Event equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for Apple Stock on the Trading Day immediately prior to the effective date of such Reorganization Event.  The “Reference Basket Stocks” will be the three stocks with the largest market capitalization among the stocks that then constitute the S&P 500 Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion) with the same primary Standard Industrial Classification Code (“SIC Code”) as Apple; provided, however, that a Reference Basket Stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would materially limit the ability of Morgan Stanley or any of its affiliates to hedge the Trigger PLUS with respect to such stock (a “Hedging Restriction”); provided further that if three Reference Basket Stocks cannot be identified from the S&P 500 Index by primary SIC Code for which a Hedging Restriction does not exist, the remaining Reference Basket Stock(s) will be selected by the Calculation Agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for Apple  Each Reference Basket Stock will be assigned a Basket Stock Adjustment Factor equal to the number of shares of such Reference Basket Stock with a Closing Price on the effective date of such Reorganization Event equal to the product of (a) the Non-Stock Exchange Property Value, (b) the Adjustment Factor in effect for Apple Stock on the Trading Day immediately prior to the effective date of such Reorganization Event and (c) 0.3333333.

Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the Final Share Price used to calculate the amount payable at maturity with respect to the Stated Principal Amount of each Trigger PLUS will be the sum of:

(x) if applicable, the Closing Price of Apple Stock times the Adjustment Factor then in effect; and

(y) if applicable, for each New Stock, the Closing Price of such New Stock times the New Stock Adjustment Factor then in effect for such New Stock; and
(z) if applicable, for each Reference Basket Stock, the Closing Price for such Reference Basket Stock times the Basket Stock Adjustment Factor then in effect for such Reference Basket Stock.

In each case, the applicable Adjustment Factor (including for this purpose, any New Stock Adjustment Factor or Basket Stock Adjustment Factor) will be determined by the Calculation Agent on the Valuation Date.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 4 above or the occurrence of any Reorganization Event referred to in paragraph 5 above, (i) references to “Apple Stock” under “—Closing Price” and “—Market Disruption Event” shall be deemed to also refer to any New Stock or Reference Basket Stock, and (ii) all other references in this pricing supplement to “Apple Stock” shall be deemed to refer to the Exchange Property upon whose value the Payment at Maturity is thereafter based and references to a “share” or “shares” of Apple Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires.  The New Stock Adjustment Factor(s) or Basket Stock Adjustment Factors resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

If a Reference Basket Event occurs, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the occurrence of such Reference Basket Event and of the three Reference Basket Stocks selected as promptly as possible and in no event later than five Business Days after the date of the Reference Basket Event.

No adjustment to any Adjustment Factor (including for this purpose, any New Stock Adjustment Factor or Basket Stock Adjustment Factor) will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect. Adjustments to the Adjustment Factors will be made up to the close of business on the Valuation Date.

No adjustments to the Adjustment Factor or method of calculating the Adjustment Factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the closing price of Apple Stock, including, without limitation, a partial tender or exchange offer for Apple Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor, any New Stock Adjustment Factor or Basket Stock Adjustment Factor or method of calculating the Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Adjustment Factor, or to the method of calculating the amount payable at maturity of the Trigger PLUS made pursuant to paragraph 5 above, upon written request by any investor in the Trigger PLUS.

Alternate Exchange Calculation
in Case of an Event of Default
If an Event of Default with respect to the Trigger PLUS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Trigger PLUS (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Trigger PLUS as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Trigger PLUS.  That cost will equal:

• the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus
• the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Trigger PLUS in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Trigger PLUS, which we describe below, the holders of the Trigger PLUS and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Trigger PLUS is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Trigger PLUS as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period
The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:
• no quotation of the kind referred to above is obtained, or
• every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Valuation Date, then the Acceleration Amount will equal the principal amount of the Trigger PLUS.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:
• A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
• P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.
Apple Stock; Public Information
Apple Inc. designs, manufactures and markets mobile communication and media devices, personal computers, and portable digital music players, and sells a variety of related software, services, peripherals, networking solutions, and third-party digital content and applications.  Apple Stock is registered under the Exchange Act.  Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”).  Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission.  The address of the Commission’s website is.www.sec.gov.  Information provided to or filed with the Commission by Apple Inc. pursuant to the Exchange Act can be located by reference to Commission file number 000-10030.  In addition, information regarding Apple Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Trigger PLUS offered hereby and does not relate to Apple Stock or other securities of Apple.  We have derived all disclosures contained in this pricing supplement regarding Apple from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Trigger PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Apple in connection with the offering of the Trigger PLUS.  Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Apple is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Apple Stock (and therefore the price of Apple Stock at the time we price the Trigger PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Apple could affect the value received at maturity with respect to the Trigger PLUS and therefore the trading prices of the Trigger PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of Apple Stock.

We and/or our affiliates may presently or from time to time engage in business with Apple, including extending loans to, or making equity investments in, Apple or providing advisory services to Apple, including merger and acquisition advisory services.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to Apple, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to Apple, and the reports may or may not recommend that investors buy or hold Apple Stock.  As a prospective purchaser of the Trigger PLUS, you should undertake an independent investigation of Apple as in your judgment is appropriate to make an informed decision with respect to an investment in Apple Stock.

Historical Information
The following table sets forth the published high and low Closing Prices, as well as end-of-quarter Closing Prices, of Apple Stock for each quarter in the period from January 1, 2010 through January 24, 2013.  The Closing Price on January 24, 2013 was $450.50.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical prices of Apple Stock should not be taken as an indication of future performance, and no assurance can be given as to the price of Apple Stock on the Valuation Date.  The price of Apple Stock may decrease below the Trigger Level so that you will receive a Payment at Maturity that is less than the stated principal amount of the Trigger PLUS.  In addition, you will not share in increases in the Final Share Price above 124.0% to 125.5% of the Initial Share Price because of the Maximum Payment at Maturity.  Because your return is linked to the price of Apple Stock on the Valuation Date, there is no guaranteed return of any of the principal.

If the Final Share Price is less than the Trigger Level, you will lose money on your investment.
Apple Inc. Historical High, Low and Period End Closing Prices January 1, 2010 through January 24, 2013

	High ($)	Low ($)	Period End ($)
2010
First Quarter	235.85	192.05	235.00
Second Quarter	274.07	235.86	251.53
Third Quarter	292.32	239.93	283.75
Fourth Quarter	325.47	278.64	322.56
2011

First Quarter	363.13	326.72	348.51
Second Quarter	353.01	315.32	335.67
Third Quarter	413.45	343.26	381.32
Fourth Quarter	422.24	363.57	405.00
2012
First Quarter	617.62	411.23	599.55
Second Quarter	636.23	530.12	584.00
Third Quarter	702.10	574.88	667.11
Fourth Quarter	671.45	509.59	532.17
2013
First Quarter (through January 24, 2013)	549.03	450.50	450.50

The following graph shows the daily Closing Prices of Apple Stock from January 1, 2008 through January 24, 2013. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on the Valuation Date.
Historical Daily Closing Prices of Apple Stock January 1, 2008 through January 24, 2013

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our subsidiaries.  The Issue Price of the Trigger PLUS includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Trigger PLUS and the cost of hedging our obligations under the Trigger PLUS.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the day we price the Trigger PLUS for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Trigger PLUS by taking positions in Apple Stock, in options contracts on Apple Stock or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the price of Apple Stock, and therefore effectively increase the price at which Apple Stock must close so that you will not suffer a loss on your initial investment in the Trigger PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Trigger PLUS by purchasing and selling Apple Stock, options contracts relating to Apple Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activity will not affect the price of Apple Stock and, therefore, adversely affect the value of the Trigger PLUS or the payment you will receive at maturity, if any.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Trigger PLUS set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Trigger PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement.  Selected dealers, including Morgan Stanley Smith Barney LLC (“MSSB”), an affiliate of the agent, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.225 for each Trigger PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Trigger PLUS of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Trigger PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Trigger PLUS.  Specifically, the Agent may sell more Trigger PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the Trigger PLUS, for its own account.  The Agent must close out any naked short position by purchasing the Trigger PLUS in the open market after the offering.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Trigger PLUS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Trigger PLUS or Apple Stock in the open market to stabilize the price of the Trigger PLUS.  Any of these activities may raise or maintain the market price of the Trigger PLUS above independent market prices or prevent or retard a decline in the market price of the Trigger PLUS.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Trigger PLUS.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Trigger PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Trigger PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Trigger PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Trigger PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Trigger PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Trigger PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Trigger PLUS.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Trigger PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Trigger PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Trigger PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Trigger PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Trigger PLUS, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Trigger PLUS which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The Trigger PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Trigger PLUS may be circulated or distributed, nor may the Trigger PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where Trigger PLUS are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Trigger PLUS pursuant to an offer made under Section 275 except:

(1)  to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or
(3) where the transfer is by operation of law.
Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Trigger PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended

(the “Code”), with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Trigger PLUS are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Trigger PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trigger PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction, and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Trigger PLUS.

Because we may be considered a party in interest with respect to many plans, the Trigger PLUS may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Trigger PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity and is not purchasing such Trigger PLUS on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trigger PLUS on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Trigger PLUS are contractual financial instruments.  The financial exposure provided by the Trigger PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Trigger PLUS.  The Trigger PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Trigger PLUS.

Each purchaser or holder of any Trigger PLUS acknowledges and agrees that:

(i)  the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Trigger PLUS, (B) the purchaser or holder’s investment in the Trigger PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Trigger PLUS;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Trigger PLUS and (B) all hedging transactions in connection with our obligations under the Trigger PLUS;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v)  neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Trigger PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Trigger PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Trigger PLUS to any plan or plan subject to Similar Law in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Trigger PLUS by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Trigger PLUS issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Trigger PLUS.
This discussion applies only to initial investors in the Trigger PLUS who:

•  purchase the Trigger PLUS at their “issue price,” which will equal the first price at which a substantial amount of the Trigger PLUS is sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

• will hold the Trigger PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities, commodities or foreign currencies;

• investors holding the Trigger PLUS as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

In addition, we will not attempt to ascertain whether Apple is treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  If Apple were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or settlement of the Trigger PLUS.  If you are a Non-U.S. Holder, you should refer to information filed with the Securities and Exchange Commission or another governmental authority by Apple and consult your tax adviser regarding the possible consequences to you if Apple is or becomes a USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the Trigger PLUS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Trigger PLUS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Trigger PLUS or instruments that are similar to the Trigger

PLUS for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or courts will agree with the treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS (including possible alternative treatments of the Trigger PLUS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Trigger PLUS described above.

Tax Consequences to U.S. Holders
This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Trigger PLUS that is, for U.S. federal income tax purposes:
• a citizen or individual resident of the United States;

•  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term “U.S. Holder” also includes certain former citizens and residents of the United States.
Tax Treatment of the Trigger PLUS
Assuming the characterization of the Trigger PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Trigger PLUS should equal the amount paid by the U.S. Holder to acquire the Trigger PLUS.

Sale, Exchange or Settlement of the Trigger PLUS.  Upon a sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Trigger PLUS sold, exchanged or settled.  Any gain or loss recognized upon sale, exchange or settlement of a Trigger PLUS should be long-term capital gain or loss if the U.S. Holder has held the Trigger PLUS for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Trigger PLUS

Due to the absence of authorities that directly address the proper characterization of the Trigger PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  The IRS could, for instance, seek to treat a Trigger PLUS as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  Because the Trigger PLUS provide for the return of principal except where the final share price has declined below the trigger level, the risk that a Trigger PLUS would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not contain similar provisions.

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Trigger PLUS, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Trigger PLUS every year at a “comparable yield” determined at the time of its issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of a Trigger PLUS would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Trigger PLUS, other alternative U.S. federal income tax treatments of the Trigger PLUS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Trigger PLUS.  It is possible, for example, that a Trigger PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue OID as income on a current basis.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Trigger PLUS and the proceeds from a sale, exchange or other disposition of the Trigger PLUS, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the Trigger PLUS and the proceeds from a sale, exchange or other disposition of the Trigger PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Trigger PLUS that is, for U.S. federal income tax purposes:
• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign estate or trust.
The term “Non-U.S. Holder” does not include any of the following holders:

•  a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or
• a holder for whom income or gain in respect of the Trigger PLUS is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS.
Tax Treatment upon Sale, Exchange or Settlement of a Trigger PLUS

As discussed above in “General,” a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes and the discussion herein assumes such treatment except where specifically noted.

Subject to the discussion on backup withholding and the possible application of Sections 871(m) and 897 of the Code, a Non-U.S. Holder of the Trigger PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Trigger PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Trigger PLUS would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
• the certification requirement described below has been satisfied with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Trigger PLUS (or a financial institution holding a Trigger PLUS on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Trigger PLUS should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Trigger PLUS, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the Trigger PLUS to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and the possible application of Section 871(m) of the Code, as described below).

However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Trigger PLUS to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including the possible implications of the notice referred to above.

Possible Application of Section 871(m) of the Code

The U.S. Treasury Department released proposed regulations under Section 871(m) of the Code, which requires withholding (up to 30%, depending on whether a treaty applies) on payments or deemed payments made to non-U.S. persons on certain financial instruments to the extent that such payments are contingent upon or determined by reference to U.S.-source dividends.  While significant aspects of the application of these regulations to the Trigger PLUS are uncertain, if the proposed regulations (as modified by an IRS notice) were finalized in their current form, non-U.S. investors should be aware that payments or deemed payments made after December 31, 2013 on the Trigger PLUS, to the extent that they are treated, under the applicable Treasury regulations, as being contingent upon or adjusted to reflect any dividend paid with respect to the underlying stock, are likely to be subject to withholding.  If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Trigger PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Trigger PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the Trigger PLUS as well as in connection with the proceeds from a sale, exchange or other disposition of the Trigger PLUS.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax

Treatment upon Sale, Exchange or Settlement of a Trigger PLUS” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs and the discussion contained in the section entitled “Tax considerations” in the accompanying free writing prospectus, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Trigger PLUS.